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                                                                   EXHIBIT 10.17

                    EMPLOYMENT AND NON-COMPETITION AGREEMENT

     This Employment Agreement (this "Agreement") between Horizon Offshore, Inc., a Delaware corporation ("Company"), and Bill J. Lam ("Employee") is dated as of June 1, 2001.

     The Company and the Employee agree as follows:

     1. EMPLOYMENT. The Company has hired Employee and Employee agreed to be employed upon the terms and conditions hereinafter set forth.

     2. TERM. (a) Subject to the provisions for termination as hereinafter provided, Employee's employment pursuant to the terms of this Agreement shall be for the period expiring on May 31, 2004 (the "Employment Term"). The employment Term shall automatically extend for an additional year unless on or before May 15 of each year, beginning in 2002, Employee provides written notice of intent not to extend the employment Term.

              (b) Following Employee ceasing for whatever reason to be an employee of the Company, each party shall have the right to enforce all rights, and shall be bound by all obligations, of such party that are continuing rights and obligations under the terms of this Agreement.

     3. TITLE AND DUTIES. The Employee shall be the Company's President and Chief Executive Officer and shall perform such duties, consistent with the Employee's job title, as may be prescribed from time to time by the Board of Directors of the Company (the "Board"). Employee is currently a member of the Board. Throughout the Employment Term, Company shall continue to cause Employee to be nominated to serve on the Board and will use reasonable efforts to secure Employee's election to the Board. It is the intention of the parties that Employee will be elected to and will serve on the Board while serving hereunder as President and Chief executive Officer.

     4. COMPENSATION AND BENEFITS.
    (a) The Company will provide or will cause to be provided to Employee a minimum annual base salary of $400,000.00. This annual base salary shall become effective upon signing of this Agreement. During the term of this Agreement the annual base salary shall in no event be less than $400,000.00, but shall be increased annually by the greater of five (5%) percent of the preceding year's salary or the increase in the Consumer Price Index as compiled and published by the U.S. Bureau of Labor Statistics.

     (b) The Company shall also provide or cause to be provided an automobile allowance of $2,400.00 per month.

     (c) Upon signing of this Agreement, the Company and Employee shall execute a separate Stock Option Agreement pursuant to which Employee shall receive options to purchase 75,000 shares of the common stock of the Company, $1.00 par value per share, in accordance with the Company's Stock Incentive Plan. The Stock Option Agreement shall provide for vesting of one-sixth of the options every six months for three years, or immediately upon death or disability of Employee,

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the termination of this Agreement by the Company for any reason other than For
Cause or by the Employee for Good Reason or change in control of the Company. Employee shall also participate in the Company's regular Stock Incentive Plan. Any options granted pursuant to such Plan shall vest immediately upon change in control of the Company.

     (d) Company shall provide, at its sole cost, during the Employment Term life insurance in the amount of $1,500,000.00. Employee shall receive an annual bonus of not less than twenty-five (25%) percent on his annual base salary, which bonus shall be increased to one hundred (100%) percent of his annual base salary upon obtainment of goals set annually by the Company's Board of Directors. The bonus shall be payable each calendar year during the Employment Term.

     (e) The Company shall also provide or cause to be provided an annual allowance for financial planning in the amount of $25,000.00, payable on or before the 15th day of June each year.

     (f) The Company shall pay for a membership in Employee's name in the Westlake Club and Falcon Point Country Club.

     (g) The Employee will be entitled to 4 weeks of paid vacation during each Fiscal Year and to all other vacation and holidays as provided to executives of the Company generally.

     (h) In accordance with the Company's By-Laws and Certificate of Incorporation, the Company will indemnify the Employee, to the fullest extent permitted by applicable the law, for any and all claims brought against him arising out his services to the Company and its subsidiaries. In addition, the Company will continue to maintain a directors' and officers' insurance policy covering the Employee substantially in the form of the policy in existence as of the Agreement Date to the extent such policy remains available at reasonable commercial terms.

     5. TERMINATION OF EMPLOYMENT.

        (a) During the Employment Term, the Employee's status as an employee will terminate immediately and automatically and this Agreement shall terminate, subject to the provisions of Section 2(b), upon the earliest to occur of:

            (i)   the death or "Disability" (as defined below) of the Employee;

            (ii) the discharge of the Employee by the Company "For Cause" (as defined below);

            (iii) termination by Employee "For Good Reason" (as defined below);
                  or

            (iv)  the expiration of the Employment Term.

     The Employee hereby accepts such employment subject to the terms and conditions hereof.

        (b) As used herein, "For Cause" shall mean any one or more of the following:

            (i) material or repeated violations by the Employee (after notice thereof from the Company) of the terms of this Agreement or the Employee's material or repeated failure (after notice thereof from the Company and the opportunity to remedy the failure within thirty (30) days of such notice) to perform the Employee's duties in a manner consistent with the Employee's position;

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            (ii)  the Employee's final conviction of a felony; or

            (iii) substance abuse on the part of the Employee.

     Anything in this Agreement to the contrary notwithstanding, the Employee's employment may not be terminated "for cause" unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (without giving effect to the Employee's status as a director or any vote of the Employee) at a meeting of the Board called and held for the purpose (after reasonable notice to the employee and an opportunity for the Employee to be heard before the Board), finding that in the good faith opinion of the Board the Employee was guilty of any of the conduct set forth in clause (i) through
(ii) of this subparagraph (b) and specifying the particulars thereof in detail.

        (c) As used herein, "Disability" shall mean a physical or mental incapacity of the Employee that, in the good faith determination of the Board, has prevented the Employee from performing the duties assigned the Employee by the Company for 60 consecutive days or for a period of more than 90 days in the aggregate in any 12-month period and that, in the determination of the Company after consultation with a medical doctor appointed by the Company, may be expected to prevent the Employee for any period of time thereafter from devoting the Employee's full time and energies (or such lesser time and energies as may be acceptable to the Company in its sole discretion) to the Employee's duties as provided hereunder. The Employee's employment hereunder, except as otherwise agreed to in writing between the Company and the Employee, shall cease as of the date of such determination. The Employee agrees to submit to medical examinations, at the Company's sole cost and expense, to determine whether a Disability exists pursuant to reasonable requests that the Company may make from time to time. During the period of any such physical or mental incapacity as provided above, the salary otherwise payable to the Employee may, in the absolute discretion of the Company, be reduced by the amount of any disability benefits or payments received by the Employee from the Company or any disability or health plan funded in whole or in part by the Company (excluding health insurance benefits or other reimbursement of medical expenses attributable to insurance policies that have not been funded in any part by the Company).

        (d) As used herein, "For Good Reason" shall mean breach of any provision of this Agreement by Company and failure to remedy such breach within thirty
(30) days of written notice; diminution in the title, duties, responsibilities or authority of Employee; failure of the Employee to be elected to the Board; the acquisition or a public announcement that a person or group of persons (other than the holders of the Company's common stock on the date of this Agreement and other than the Company or any of its subsidiaries or any employee benefit plan of the Company or any such subsidiary) has acquired 30% or more of the company's outstanding common stock; the Company is involved in a merger or other business combination or sale or transfer of assets or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries, taken as a whole and as a result of such transaction the Company's equity holders prior to the transaction hold less than fifty (50%) percent of the surviving or transferee entity. ; or relocation of Employee's place of employment outside the Houston Metropolitan area.

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     6. EFFECT OF TERMINATION ON COMPENSATION. In the event of termination of this Agreement by Employee for Good Reason, or by Company for any reason other than For Cause, Employee shall be entitled to the following:

        (a) a lump sum payment by Company equal to three hundred (300%) percent of Employee's annual base salary in effect at the time of termination;

        (b) immediate vesting of any stock options or other equity based awards issued to Employee prior to termination, with the right to exercise any such options within 365 days of termination;

        (c) continued participation in any welfare benefit plans including without limit medical, life insurance and disability insurance for a period of three (3) years from termination; and

        (d) continued payment of the automobile allowance for a period of three
(3) years from termination.

        (e) a pro rata bonus in an amount determined by calculating the bonus that the Executive would receive for the Fiscal Year in which the Termination Date occurs based upon the level of achievement of the applicable performance goals through the end of the fiscal quarter in which the Termination Date occurs, annualized as if such level of performance had continued throughout the entire Fiscal Year and then multiplying such bonus amount by the fraction obtained by dividing the number of days in the year through the Termination Date by 365 (the "Pro Rata Bonus");

        (f) Employee shall have no duty to find new employment following the termination of his employment under circumstances which require Company to pay any amount to Employee pursuant to this Section 6. Any salary or remuneration received by Employee from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) following the termination of his employment under circumstances pursuant to which Section 6 applies shall not reduce Company's obligation to make a payment to Employee (or the amount of such payment) pursuant to the terms of Section 6.

     7. ADDITIONAL PAYMENTS BY COMPANY. Notwithstanding anything to the contrary in this Agreement, in the event that any payment, benefit or distribution by Company to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the "Excise Tax"), Company shall pay to the Employee an additional payment (a "Gross-up Payment") in an amount such that after

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payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, the Employee retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. Company and the Employee shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. The Employee shall notify Company in writing of any claim by the Internal Revenue Service which, if successful, would require Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by Company and the Employee) within five days of the receipt of such claim. Company shall notify the Employee in writing at least ten days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If Company decides to contest such claim, the Employee shall cooperate fully with Company in such action; provided, however, Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of Company's action. If, as a result of Company's action with respect to a claim, the Employee receives a refund of any amount paid by Company with respect to such claim, the Employee shall promptly pay such refund to Company. If Company fails to timely notify the Employee whether it will contest such claim or Company determines not to contest such claim, then Company shall immediately pay to the Employee the portion of such claim, if any, which it has not previously paid to the Employee.

     8. TRADE SECRETS, ETC. The Employee shall hold, both during the Employment Term and thereafter, in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its subsidiaries or corporate affiliates and their respective businesses and operations, which shall have been obtained by the Employee during the Employee's employment (whether prior to or after the date hereof) and which shall not have become public knowledge (other than by acts of the Employee or his representatives in violation of this Agreement). The Employee agrees
(i) that, without the prior written consent of the Company or as may be otherwise required by law or legal process, he will not communicate or divulge any such information, knowledge or data to any party other than the Company and
(ii) to deliver promptly to the Company upon its written request any confidential information, knowledge or data in his possession, whether produced by the Company or any of its subsidiaries and corporate affiliates or by the Employee, that relates to the business of the Company or any of its subsidiaries and joint ventures or any past, current or prospective activity of the Company or any of its subsidiaries and joint ventures. The Employee shall be permitted to retain copies of such data as are necessary in order to enable the Employee to assert any rights under this Agreement, provided that such data shall be used solely for such purpose.

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     9. LIMITED COVENANT NOT TO COMPETE. (a) While Employee is employed by the
Company and for a period of one (1) year following the termination of Employee's employment with the Company during which one year period the Employee shall, subject to the terms and conditions of this Agreement, continue to receive the compensation and benefits provided for in Section 6 hereinabove, the Employee will not, directly or indirectly, own, manage, operate, control, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any company or other business enterprise engaged in a line or lines of business similar to that of the Company or any of its subsidiaries or joint ventures, within the State of Texas, Louisiana, Mississippi, Alabama or Florida (including any area offshore in the Gulf of Mexico or any such state) or any other jurisdiction, whether within or outside the United States in which the business of the Company or any of its subsidiaries or joint ventures is carried on, so long as the Company or any of its subsidiaries or joint ventures carries on a like line of business therein; provided, however, that nothing contained herein shall prohibit the Employee from making investments in any company which do not exceed in the aggregate two percent of the equity interest of such company.

        (b) As part of the consideration for the compensation and benefits to be paid to the Employee hereunder; to protect the trade secrets and confidential information of Company and its affiliates that have been and will in the future be disclosed or entrusted to the Employee, the business good will of the Company and its affiliates that has been and will in the future be developed in the Employee, or the business opportunities that have been and will in the future be disclosed or entrusted to the Employee by the Company and its affiliates; and, as an additional incentive for the Company to enter in this Agreement, the Company and the Employee agree to the non-competition obligations hereunder. The obligations of the Employee set forth in this Section 9 shall apply during the term of this Agreement and shall survive termination of this Agreement and/or the termination of the Employee's services under this Agreement regardless of the reason for such termination.

     10. NO TAMPERING. While Employee is employed by the Company and for one year following the termination of Employee's employment with the Company, the Employee shall not (a) request, induce or attempt to influence any supplier of goods or services to the Company curtail or cancel any business they may transact with the Company; (b) request, induce or attempt to influence any customers of the Company that have done business with or potential customers which have been in contact with the Company to curtail or cancel any business they may transact with the Company; or (c) request, induce or attempt to influence any employee of the Company to terminate his or her employment with the Company.

     11. STATEMENTS CONCERNING THE COMPANY. The Parties shall refrain, both during the Employment Term and following the termination of Employee's employment by the Company for any reason, from publishing any oral or written statements about the other, any of their affiliates, or any of such entities' officers, employees, agents or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about the Employee or the Company, any of its affiliates, or any of such entities' business affairs, officers, employees, agents or representatives; or that constitute an intrusion into the seclusion or private lives of the Employee, the Company, any of its affiliates, or any of such entities' officers, employees, agents or representatives or that give rise to unreasonable publicity about the private lives of the Employee, the Company, any of its affiliates, or any of such entities' officers, employees, agents or

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representatives; or that place the Employee or the Company, any of its affiliates, or any of such entities' officers, employee, agents or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of the Company, any of its affiliates, or any of such entities; officers, employees, agents or representatives. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the Employee and the Company and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

     12. INJUNCTIVE RELIEF. In the event of a breach or threatened breach by the Employee of the provisions of Sections 8, 9, 10 or 11 of this Agreement during or after the term of this Agreement, the Company shall be entitled to injunctive relief restraining the Employee from violation of such paragraph. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy at law or in equity it may have in the event of breach or threatened breach of this Agreement by the Employee.

     13. BINDING EFFECT.

        (a) This Agreement shall be binding upon and inure to the benefit of the Company and any of its successors or assigns.

        (b) This Agreement is personal to the Employee and shall not be assignable by the Employee without the consent of the Company (there being no obligation to give such consent) other than such rights or benefits as are transferred by will or the laws of descent and distribution.

        (c) The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the assets or businesses of the Company (i) to assume unconditionally and expressly this Agreement and (ii) to agree to perform all of the obligations under this Agreement in the same manner and to the same extent as would have been required of the Company had no assignment or succession occurred, such assumption to be set forth in a writing reasonably satisfactory to the Employee. In the event of any such assignment or succession, the term "Company" as used in this Agreement shall refer also to such successor or assign.

     14. NOTICES. Any notice or other communication required under this Agreement shall be in writing, shall be deemed to have been given and received when delivered in person, or, if mailed, shall be deemed to have been given when deposited in the United States mail, first class, registered or certified, return receipt requested, with proper postage prepaid, and shall be deemed to have been received on the third business day thereafter, and shall be addressed as follows:

     If to the Company, addressed to:

     Horizon Offshore, Inc.
     2500 City West Boulevard, Suite 2200
     Houston, Texas 77042
     Attn: Vice President of Human Resources

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     If to the Employee, addressed to:

     Bill J. Lam
     1410 Mission Springs
     Katy, Texas 77450

or such other address as to which any party hereto may have notified the other in writing.

     15. GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas.

     16. ENTIRE AGREEMENT. This Agreement and the documents referred to herein, contain or refer to the entire arrangement or understanding between the Employee and the Company relating to the employment of the Employee by the Company and supersedes all prior agreements, promises, correspondence, discussions, representations and understandings, written or verbal.. No provision of the Agreement, may be modified or amended except by an instrument in writing signed by or for both parties hereto.

     17. SEVERABILITY. If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

     18. WAIVER OF BREACH. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

     19. REMEDIES NOT EXCLUSIVE. No remedy specified herein shall be deemed to be such party's exclusive remedy, and accordingly, in addition to all of the rights and remedies provided for in this Agreement, the parties shall have all other rights and remedies provided to them by applicable law, rule or regulation.

     20. BENEFICIARIES. Whenever this Agreement provides for any payment to be made to the Employee or his estate, such payment may be made instead to such beneficiary or beneficiaries as the Employee may have designated in writing and filed with the Company. The Employee shall have the right to revoke any such designation from time to time and to redesignate any beneficiary or beneficiaries by written notice to the Company.

     21. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     22. ATTORNEY FEES AND EXPENSES. The Company shall pay any attorney fees and other expenses incurred by the Employee in negotiation or preparation of this Agreement.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date hereinabove written.

                                  HORIZON OFFSHORE, INC.

                                  By:  /s/ DAVID W. SHARP
                                      ------------------------------------------

                                  Name:   David W. Sharp

                                  Title:  Executive Vice President and
                                          Chief Financial Officer


                                  EMPLOYEE:

                                       /s/ BILL J. LAM
                                  ---------------------------------------------
                                  Bill J. Lam


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